Filed Pursuant to Rule 424(b)(5)
Registration No. 333-286646
PROSPECTUS

RING ENERGY, INC.

Up to 6,452,879 Shares of Common Stock
offered by the Selling Stockholders

This prospectus relates to the proposed offer and resale by the selling stockholders identified in this prospectus (the “selling stockholders”), or their permitted transferees, of up to 6,452,879 shares in the aggregate of our common stock, par value $0.001 per share (the “common stock”), from time to time in one or more offerings. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

We are registering 6,452,879 shares of common stock for sale by the selling stockholders pursuant to a registration rights agreement, dated as of March 31, 2025 (the “Registration Rights Agreement”), which we entered into in connection with the closing of the acquisition of certain interests in oil and gas leases and related property (the “Lime Rock Acquisition”) of Lime Rock Resources IV-A, L.P. (“LRRA”) and Lime Rock Resources IV-C, L.P. (“LRRC” and with LRRA, “Lime Rock”) on March 31, 2025.

The selling stockholders may offer and sell shares of our common stock at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. If any underwriters, dealers or agents are involved in the sale of any of the shares, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No shares may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such shares. You should carefully read this prospectus and any applicable prospectus supplement before you invest in our common stock.

Our executive offices are located at 1725 Hughes Landing Blvd., Suite 900, The Woodlands, Texas 77380 and our telephone number is (281) 397-3699. Our common stock is traded on the NYSE American under the symbol “REI.” On April 28, 2025, the last reported sales price of our common stock was $0.93 per share. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should consider the risk factors referred to in the section entitled “Risk Factors” on page 3 of this prospectus and in any prospectus supplement hereto, as well as documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus is May 2, 2025.

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Neither we nor the selling stockholders have authorized anyone to give you any information or to make any representations about us or the matters we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy shares anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules and regulations of the Securities and Exchange Commission, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these shares.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, should the selling stockholders choose to do so, they may, over time, offer and sell the shares described in this prospectus in one or more offerings or resales. This prospectus provides a general description of the shares. Each time any of the selling stockholders offer and sell any of the shares described herein, the selling stockholders may provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. Please carefully read this prospectus, any applicable prospectus supplement and any free-writing prospectus together with the information contained in the documents we refer to under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We and the selling stockholders have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement to this prospectus is accurate as of any date other than the date on its respective cover page, or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any applicable prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any applicable prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” below, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed below under “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the specific risks set forth under the caption “Risk Factors” in any applicable prospectus supplement, as well as information included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, as incorporated herein by reference. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares offered by this prospectus. This prospectus does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed with or incorporated by reference as part of the registration statement. We are required to file annual and quarterly reports and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

You can also find our SEC filings on our website at www. https://www.ringenergy.com/investors/sec-filings. The information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included or incorporated by reference into this prospectus, regarding our strategy, future operations, financial position, estimated revenues and expenses, projected costs, prospects, plans and objectives of management are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to us. If the risks or uncertainties materialize or the assumptions prove incorrect, our results may differ materially from those expressed or implied by such forward-looking statements and assumptions.

When used in this prospectus, the words “may,” “will,” “could,” “would,” “should,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “plan,” “pursue,” “target,” “continue,” “potential,” “guidance,” “project” or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We assume no obligation, nor do we intend, to update these forward-looking statements, unless required by law.

The information included in this prospectus includes forward-looking statements that involve risks and uncertainties that could materially affect our expected results of operations, liquidity, cash flows and business prospects. Such statements specifically include our expectations as to our future financial position, liquidity, cash flows, results of operations and business strategy, potential acquisition opportunities, other plans and objectives for operations, capital for sustained production levels, expected production and operating costs, reserves, hedging activities, capital expenditures, return of capital, improvement of recovery factors and other guidance. Actual results may differ from anticipated results, sometimes materially, and reported results should not be considered an indication of future performance. For any such forward-looking statement that includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while we believe such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results, sometimes materially. You should carefully consider the statements under the heading “Risk Factors” herein and in our Annual Report on Form 10-K for the year ended December 31, 2024.

Such factors (but not necessarily all the factors) that could cause results to differ include, among others:

•declines or volatility in the prices we receive for our oil and natural gas;
•imposition of burdensome tariffs and quotas;
•our ability to raise additional capital to fund future capital expenditures;
•our ability to generate sufficient net cash provided by operating activities, borrowings or other sources to enable us to fully develop and produce our oil and natural gas properties;
•general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business;
•risks associated with drilling of wells, including completion risks, cost overruns, mechanical failures and the drilling of non-economic wells or dry holes;
•uncertainties associated with estimates of proved oil and natural gas reserves;
•the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;
•unanticipated reductions in the borrowing base under our credit agreement;
•the effect of our oil and natural gas derivative activities;
•our ability to service our outstanding debt obligations;
•the effects of inflation on our cost structure;
•substantial declines in the estimated values of our proved oil and natural gas reserves;

•our ability to replace our oil and natural gas reserves;
•the effects of rising interest rates on our cost of capital and the actions that central banks around the world undertake to control inflation, including the impacts such actions have on general economic conditions;
•the potential for production decline rates and associated production costs for our wells to be greater than we forecast;
•risks and liabilities associated with the acquisition and integration of companies and properties;
•cost and availability of drilling rigs, and related equipment, supplies, personnel, and oilfield services;
•geological concentration of our oil and natural gas reserves;
•the timing and extent of our success in acquiring, discovering, developing, and producing oil and natural gas reserves;
•our dependence on the availability, use and disposal of water in our drilling, completion and production operations;
•significant competition for oil and natural gas acreage and acquisitions;
•environmental or other governmental regulations, including legislation related to hydraulic fracture stimulation and climate change measures;
•our ability to secure reliable transportation for oil and natural gas we produce and to sell the oil and natural gas at market prices;
•future environmental, social and governance compliance developments and increased attention to such matters which could adversely affect our ability to raise equity and debt capital;
•management’s ability to execute our plans to meet our optimal goals;
•the occurrence of cybersecurity incidents, attacks or other breaches to our information technology systems or on systems and infrastructure used by the oil and gas industry;
•our ability to find and retain highly skilled personnel and our ability to retain key members of our management team on commercially reasonable terms;
•adverse weather conditions;
•costs and liabilities associated with environmental, health, and safety laws;
•social unrest, political instability, or armed conflict in major oil and natural gas producing regions outside the United States, including evolving geopolitical and military hostilities in the Middle East, Russia, and Ukraine and acts of terrorism or sabotage;
•our insurance coverage may not adequately cover all losses that may be sustained in connection with our business activities; and
•possible adverse results from litigation and the use of financial resources to defend ourselves.

Reserve engineering is a process of estimating underground accumulations of oil, natural gas, and natural gas liquids that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and our development program. Accordingly, reserve estimates may differ significantly from the quantities of oil, natural gas and natural gas liquids that are ultimately recovered.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

PROSPECTUS SUMMARY

This summary description about us and information contained elsewhere in this prospectus does not contain all the information you should consider before investing in our securities. Important information is incorporated by reference into this prospectus. Before investing in our securities, you should read carefully the entire prospectus, including “Risk Factors,” together with the additional information described under “Incorporation of Certain Information By Reference.”

Our Company

Ring Energy, Inc., a Nevada corporation (“Ring,” “Ring Energy,” the “Company,” “we,” “us,” “our,” or similar terms), is a growth oriented independent oil and natural gas exploration and production company based in The Woodlands, Texas, engaged in oil and natural gas development, production, acquisition, and exploration activities currently focused in the Permian Basin of Texas. Our drilling operations target the oil and liquids rich producing formations in the Northwest Shelf and the Central Basin Platform, in the Permian Basin in Texas.

Recent Development

Lime Rock Purchase Agreement

On March 31, 2025, the Company, as buyer, and Lime Rock, as seller, consummated the transactions contemplated in that certain Purchase and Sale Agreement dated February 25, 2025, by and among the Company and Lime Rock (the “Purchase Agreement”) that was previously reported on Form 8-K filed on February 28, 2025 with the SEC. At the closing of the Purchase Agreement, among other things, the Company acquired (the “Lime Rock Acquisition”) interests in oil and gas leases and related property of Lime Rock located in Andrews County, Texas, for an aggregate purchase price (the “Purchase Price”) of approximately $68.6 million in cash at closing (the “Closing Cash Consideration”), net of preliminary and customary purchase price adjustments and subject to final post-closing settlement between the Company and Lime Rock, $10 million due on or about December 31, 2025, and an aggregate of 6,452,879 shares of common stock, net of preliminary and customary purchase price adjustments. At the closing of the Lime Rock Acquisition, $5.0 million of the Closing Cash Consideration was retained in an escrow account to support Lime Rock’s indemnity obligations under the Purchase Agreement.

Corporate Information

Our principal executive offices are located at 1725 Hughes Landing, Suite 900, The Woodlands, Texas 77380. Our telephone number at that address is (281) 397-3699. Our website address is http://www.ringenergy.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable.

Risk Factors

An investment in our common stock involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus and the documents we have incorporated by reference into this prospectus, particularly including those in “Item 1A Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, before making an investment decision.

THE OFFERING

Common stock offered by us:	None

Common stock that may be offered by the selling stockholders:	Up to 6,452,879 shares

Use of Proceeds:	The selling stockholders will receive all of the proceeds from the sale or other disposition of shares of common stock covered by this prospectus.

Dividend Policy:	We have not declared or paid any cash dividends on our common stock during the last five years. We currently intend to retain future earnings, if any, to finance the expansion of our business. We are also constrained from paying dividends on our common stock under the terms of our senior secured credit facility. As a result, we do not anticipate paying cash dividends in the foreseeable future.

NYSE American Trading Symbol:	REI

USE OF PROCEEDS

All proceeds from the disposition of the shares of common stock covered by this prospectus will go to the selling stockholders. We will not receive any proceeds from the disposition of the common stock by the selling stockholders. We have, however, agreed to pay certain fees and expenses incident to our contractual obligation to register these shares of common stock and to indemnify the selling stockholders against certain liabilities. See “Selling Stockholders” and “Plan of Distribution” for additional information.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale from time to time of up to 6,452,879 shares of our common stock by the stockholders identified in the table below, who we refer to in this prospectus as the “selling stockholders” and their permitted transferees, pledgees, donees, assignees or other successors-in-interest (each also a selling stockholder for purposes of this prospectus). We are registering these 6,452,879 shares of our common stock for sale by the selling stockholders named below pursuant to the Registration Rights Agreement, which we entered into in connection with the closing of the Lime Rock Acquisition. The selling stockholders identified below may currently hold or acquire shares of our common stock in addition to those set forth below.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares of our common stock beneficially owned by them. The information does not necessarily indicate beneficial ownership for any other purpose.

The information in the table below (other than the percentages of our outstanding common stock beneficially owned) in respect of the selling stockholders was furnished by or on behalf of the selling stockholders with respect to this prospectus and is as of the date hereof. Except as may be noted elsewhere in this prospectus or in information incorporated herein by reference and except as related to the Purchase Agreement and the Registration Rights Agreement, the selling stockholders do not have, and within the past three years have not had, any material relationship with us or any of our affiliates.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in any supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus if applicable to include additional selling stockholders upon provision of all required information to us and subject to the terms of any relevant agreement between us and the selling stockholders. The selling stockholders identified below may currently hold or acquire at any time shares of our common stock in addition to those registered by this prospectus.

The selling stockholders are not obligated to sell any of the shares of our common stock offered by this prospectus. Because the selling stockholders identified in the table below may sell some or all of the shares of our common stock owned by them that are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such shares of our common stock, no estimate can be given as to the number of shares of our common stock covered by this prospectus that will be held by the selling stockholders upon termination of this offering. In addition, subject to the Registration Rights Agreement, the selling stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which the selling stockholders provided the information set forth on the table below. Therefore, for purposes of the following table and as of the date of this prospectus we have assumed that the selling stockholders will sell all of the shares of our common stock beneficially owned by them that are covered by this prospectus, but will not otherwise sell any other shares of our common stock that they may currently own.

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percentage (1)	Shares Offered	Number	Percentage
Lime Rock Resources IV-A, L.P. (2)	3,731,049	1.8%	3,731,049	—	—
Lime Rock Resources IV-C, L.P. (3)	2,721,830	1.3%	2,721,830	—	—
TOTAL	6,452,879	3.1%	6,452,879	—	—

(1)     The percentage is based upon 206,524,508 shares of common stock issued and outstanding as of April 28, 2025.

(2)     Lime Rock Resources IV-A, L.P. (“LRRA”) is controlled by its general partner, Lime Rock Resources IV-A GP, LLC (“LRRA GP”), which is controlled by its sole member, Lime Rock Resources GP IV, L.P. (“Lime Rock Resources GP”), which is controlled by its general partner, LRR GP IV, LLC (“LRR GP”). LRR GP is managed by its managers, which consist of John Reynolds and Jonathan Farber (each, a “Manager” and together, the “Managers”). LRRA GP, Lime Rock Resources GP, LRR GP and the Managers may be deemed to beneficially own the listed securities and each disclaims beneficial ownership of such securities except to the extent of any pecuniary interest therein. The address for LRRA, LRRA GP, Lime Rock Resources GP, LRR GP and each Manager is Heritage Plaza, 1111 Bagby Street, Suite 4600, Houston, Texas 77002.

(3)     Lime Rock Resources IV-C, L.P. (“LRRC”) is controlled by its general partner, Lime Rock Resources IV-C GP, LLC (“LRRC GP”), which is controlled by its sole member, Lime Rock Resources GP, which is controlled by its general partner, LRR GP. LRR GP is managed by the Managers. LRRC GP, Lime Rock Resources GP, LRR GP and the Managers may be deemed to beneficially own the listed securities and each disclaims beneficial ownership of such securities except to the extent of any pecuniary interest therein. The address for LRRC, LRRC GP, Lime Rock Resources GP, LRR GP and each Manager is Heritage Plaza, 1111 Bagby Street, Suite 4600, Houston, Texas 77002.

Registration Rights Agreement

In connection with the Lime Rock Acquisition, we entered into the Registration Rights Agreement with the selling stockholders. Pursuant to the terms of the Registration Rights Agreement, the selling stockholders have registration rights with respect to the shares of common stock acquired in the Lime Rock Acquisition. We were required to file a shelf registration statement on Form S‑3 covering these shares, of which this prospectus is a part.

In the event that the Company proposes to engage in an underwritten offering in which shares of common stock are to be sold to an underwriter on a firm commitment basis for reoffering to the public, or an offering that is a “bought deal” with one or more investment banks, the Company will give written notice of the proposed underwritten offering to the parties to the Registration Rights Agreement at least ten business days’ prior to the commencement of such offering, and such parties shall then have the right to include in the underwritten offering such number of shares of common stock as they may request in writing within five business days of receipt of such notice, subject to certain limitations contained therein. If the underwritten offering is to be structured as an overnight underwritten offering, such that the offering would be launched after the close of trading on one trading day and priced before the open of trading on the next succeeding trading day, the Company will notify the parties to the Registration Rights Agreement no later than one business day after the Company engages a managing underwriter and offer such parties the right to include in the overnight underwritten offering such number of shares of common stock as they may request in writing, subject to certain limitations contained therein.

We must pay all fees and expenses related to our obligations under the Registration Rights Agreement, except underwriting discounts and commission, if any, must be paid by the selling stockholders. In addition, the Registration Rights Agreement provides that we will indemnify the selling stockholders whose shares are covered by this prospectus or a prospectus supplement against losses, claims, damages, liabilities, judgments, costs and expenses arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in such prospectus or prospectus supplement or other violation of applicable laws that occurred in connection with registration of shares under the Registration Rights Agreement. Subject to certain caps and restrictions, the selling stockholders whose shares are covered by this prospectus or prospectus supplement will severally indemnify us against losses, claims, damages, liabilities, judgments, costs and expenses arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in this prospectus or prospectus supplement to the extent that such untrue statement was made in reliance upon information provided by such selling stockholders.

The Registration Rights Agreement will terminate with respect to any holder thereunder on the earliest to occur of the following: (i) the second anniversary of the Registration Rights Agreement, or (ii) all shares have been disposed of in the manner set forth in the registration statement or under Rule 144 of the Securities Act, until the distribution of the shares does not require registration under the Securities Act, with respect to each holder until such holder holds less than one percent of the then-outstanding common stock, or until there are no longer any such registrable shares of common stock issued in connection with the Lime Rock Acquisition outstanding.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and a summary of the rights of our stockholders. This description and summary is not complete, and you should also refer to our articles of incorporation, as amended (the “articles of incorporation”), our bylaws, as amended (the “bylaws”), and to Nevada law.

We are authorized to issue up to 450,000,000 shares of common stock, par value $0.001 per share, and up to 50,000,000 shares of preferred stock, par value $0.001 per share. As of April 28, 2025, there were 206,524,508 shares of our common stock issued and outstanding, and no shares of preferred stock are issued and outstanding. All outstanding shares of common stock are fully paid and nonassessable.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote, except as matters that relate only to a series of our preferred stock. Holders of common stock do not have cumulative voting rights in the election of directors.

Each outstanding share of voting capital stock of the Company is entitled to one vote on each matter submitted to a vote at a meeting of stockholders, except as otherwise provided in the articles of incorporation. Except as otherwise provided by the corporation law of the State of Nevada, the articles of incorporation or the bylaws, if a quorum is present: (a) directors shall be elected by a plurality of the votes of the shares of capital stock of the Company present in person or represented by proxy at the meeting and entitled to vote on the election of directors; and (b) action on any matter other than the election of directors shall be approved if the votes cast by the holders of shares represented at the meeting and entitled to vote on the subject matter favoring the action exceed the votes cast opposing such action.

Our Board of Directors (the “Board”) is elected annually at the meeting of our stockholders. Each director holds office until the next annual meeting of our stockholders at which his or her term expires and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

Any action that the stockholders could take at a meeting may be taken without a meeting if one or more written consents, setting forth the action taken, shall be signed and dated, before or after such action, by the holders of outstanding stock of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted. The consent shall be delivered to us for inclusion in the minutes or filing with the corporate records. We will give notice of any action so taken within 10 days of the date of such action to those stockholders entitled to vote thereon who did not give their written consent and to those stockholders not entitled to vote thereon.

According to the articles of incorporation, the authority to adopt, amend or repeal our bylaws is reserved exclusively to the Board.

Liquidation. In the event of a liquidation, dissolution or winding up, each outstanding share of common stock entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for any class of stock, having preference over the common stock.

Dividend Rights. The Board may from time to time declare, and we may pay, dividends on our outstanding shares in the manner and upon the terms and conditions provided by the corporation law of the State of Nevada.

We have not declared or paid any cash dividends on our common stock during the last five years. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Redemption. Our common stock is not redeemable.

Conversion Rights. Our common stock is not convertible into any other securities of the Company.

Preemptive Rights. Holders of our common stock do not have preemptive rights.

Transfer Agent. The transfer agent and registrar for our common stock is Standard Registrar and Transfer Company. Its address is 440 East 400 South, Suite 200, Salt Lake City Utah 84111, and its telephone number is (801) 328-4058.

Listing. Our common stock is listed on the NYSE American under the symbol “REI.”

This section is a summary and may not describe every aspect of our common stock that may be important to you. We urge you to read applicable Nevada law, our articles of incorporation and bylaws because they, and not this description, define your rights as a holder our common stock. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Anti-Takeover Provisions of Nevada Law, Our Charter Documents and Our Bylaws

Nevada Law. Sections 78.378 to 78.3793 of the Nevada Revised Statutes, (“NRS”), contain provisions that may prevent any person acquiring a controlling interest in a Nevada company from exercising voting rights. Under NRS Sections 78.378 to 78.3793, an acquiring person who acquires a controlling interest in a company’s common shares may not exercise voting rights on any of these shares unless these voting rights are granted by a majority vote of our disinterested stockholders at a special stockholders’ meeting held upon the request and at the expense of the acquiring person. We have expressly opted-out of, or elect not to be governed by, the “Acquisition of Controlling Interest” provisions contained in NRS Sections 78.378 through 78.3793, inclusive, or any successor statutes.

Board Vacancies Are Generally Filled by Remaining Directors and Not Stockholders. Our bylaws provide that any vacancies on the Board may be filled by the vote of the majority of the remaining directors, although less than a quorum. Notwithstanding the immediately preceding sentence, the Board may by resolution determine that any such vacancies or newly created directorships shall be filled by our stockholders representing at least one-third (1/3) of the issued and outstanding shares of our capital stock that would be entitled to vote at a meeting of stockholders.

Stockholder Meetings. The bylaws provide that a special meeting of stockholders, other than those required by Nevada law, may be called by or at the request of the Chairman of the Board or the Chief Executive Officer, and shall be called by the Secretary at the written request of, or by resolution adopted by, a majority of the Board or the holders of 10% of the outstanding shares of capital stock entitled to vote at the meeting.

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our Board to designate and issue, without stockholder approval, one or more series of preferred stock with voting or other rights or preferences that could make it more difficult to effect or that could prevent a change of control of our Company or the removal of our management.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

Preferred Stock

In general. Our preferred stock may be issued from time to time by our Board as shares of one or more classes or series. Except as otherwise provided herein or required by law, the Board is vested with the authority to provide, out of the unissued shares of preferred stock, for one or more additional classes or series of preferred stock and, with respect to each such class or series, to prescribe the classes, series and the number of each class or series of preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or the issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although our Board is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, the Board could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of the stock. The Board does not currently intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which our securities are traded.

Limitations of Liability and Indemnification

The articles of incorporation and the bylaws contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Nevada law. Consequently, our directors generally are not personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law.

The articles of incorporation and bylaws provide that the Company will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Company’s directors or officers or is or was serving at the Company’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The articles of incorporation and bylaws provide that the Company may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Company’s employees or agents or is or was serving at its request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The limitation of liability and indemnification provisions included in the articles of incorporation, bylaws and in any indemnification agreements that the Company may enter into with its directors and executive officers may discourage stockholders from bringing a lawsuit against its directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against its directors and executive officers, even though an action, if successful, might benefit the Company and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

The Company has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to its directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Company with respect to payments that may be made by it to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

We are registering the offer and sale from time to time by the selling stockholders or their permitted transferees, of up to 6,452,879 shares of common stock. The selling stockholders may use any one or more of the following methods when selling shares of our common stock under this prospectus:

• through the NYSE American or any other securities exchange that quotes our common stock;

• one or more underwritten transactions;

• privately negotiated transactions;

• distributions to beneficial owners, employees or limited partners of the selling stockholders and/or secondary distributions;

• distributions in accordance with the rules of the NYSE American or other applicable securities exchange;

• sales in the over-the-counter market;

• ordinary brokerage transactions and transactions in which the broker solicits purchasers;

• broker-dealers may agree with a selling stockholder to sell a specified number of such stock at a stipulated price per share;

• a block trade (which may involve cross trades) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

• short sales and delivery of shares of our common stock to close out short positions;

• sales by broker-dealers of shares of our common stock that are loaned or pledged to such broker-dealers;

• directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

A selling stockholder may also offer and sell our common stock under Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than under this prospectus.

We may prepare prospectus supplements for secondary offerings that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the shares, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

A selling stockholder may fix a price or prices of our shares of common stock at:

• market prices prevailing at the time of any sale under this registration statement;

• prices related to market prices; or

• negotiated prices.

A selling stockholder may change the price of the shares offered from time to time and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE American or any other exchange or market..

A selling stockholder, or agents designated by it, may directly solicit, from time to time, offers to purchase the shares. Any such agent may be deemed to be an “underwriter” as that term is defined in the Securities Act. Any agents involved in the offer or sale of the shares and any commissions payable by a selling stockholder to these agents will be named and described in any applicable prospectus supplement. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If any selling stockholder utilizes any underwriters in the sale of the shares in respect of which this prospectus is delivered, we and the selling stockholder will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the shares in respect of which this prospectus is delivered to the public. The underwriters may also be our or the selling stockholders’ customers or may engage in transactions with or perform services for us or any selling stockholder in the ordinary course of business.

If any selling stockholder utilizes a dealer in the sale of the shares in respect of which this prospectus is delivered, the selling stockholder will sell those shares to the dealer, as principal. The dealer may then resell those shares to the public at varying prices to be determined by the dealer at the time of resale. The dealers may also be our or the selling stockholder’s customers or may engage in transactions with, or perform services for us or the selling stockholder in the ordinary course of business.

Offers to purchase shares may be solicited directly by any selling stockholder and the sale thereof may be made by the selling stockholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in any applicable prospectus supplement relating thereto.

In addition, the selling stockholders may elect to make an in-kind distribution of securities to its partners pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such partners would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

We or any selling stockholder may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the shares, including liabilities arising under the Securities Act.

In addition, any selling stockholder may enter into derivative transactions with third parties, or sell shares not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use the shares pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use shares received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment).

In addition, a selling stockholder may otherwise loan or pledge shares to a financial institution or other third party that in turn may sell the shares short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our shares or in connection with a concurrent offering of other securities.

If a prospectus supplement so indicates, the underwriters engaged in an offering of these securities may engage in transactions that stabilize, maintain or otherwise affect the market price of these securities at levels above those that might otherwise prevail in the open market. Specifically, the underwriters may over-allot in connection with the offering creating a short position in these securities for their own account. For the purposes of covering a syndicate short position or pegging, fixing or maintaining the price of these securities, the underwriters may place bids for these securities or effect purchases of these securities in the open market. A syndicate short position may also be covered by exercise of an over-allotment option, if one is granted to the underwriters. Finally, the underwriters may impose a penalty bid on certain underwriters and dealers. This means that the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. The underwriters will not be required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

In addition, a selling stockholder may otherwise loan or pledge shares to a financial institution or other third party that in turn may sell the shares short using this prospectus and an applicable prospectus supplement. If the selling stockholder defaults in performance of its secured obligations, the pledged or secured parties may offer and sell the common stock from time to time by this prospectus. The selling stockholder also may transfer, distribute, donate or otherwise assign shares in other circumstances. The number of shares of common stock beneficially owned by the selling stockholder will decrease as and when it transfers its shares or defaults in performing obligations secured by its shares. The plan of distribution for the common stock offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, distributees, pledgees, donees, assignees, affiliates, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our shares or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in any applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us or the selling stockholders, or perform services for us or the selling stockholders, in the ordinary course of business for which they receive compensation.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

There can be no assurance that the selling stockholders will sell any or all of the shares of our common stock registered by this prospectus.

LEGAL MATTERS

Jones & Keller, P.C., Denver, Colorado, will pass upon the validity of our common stock offered hereby on behalf of the Company.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The information incorporated by reference in this prospectus regarding estimated quantities of proved reserves of Ring Energy, Inc. and the net present value of such reserves as of December 31, 2024 using SEC guidelines, were prepared or derived from estimates prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers. Such information is incorporated by reference in this prospectus in reliance on the authority of such firm as experts in petroleum engineering.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus except for any information that is superseded by information included directly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is current as of the date other than the date on the cover page of this prospectus.

The following documents previously filed by us with the SEC are incorporated by reference in this prospectus:

•our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 5, 2025;
•our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 11, 2025;
•our Current Reports on Form 8-K filed with the SEC on February 28, 2025, April 4, 2025 and April 11, 2025; and
•the description of our capital stock as set forth as Exhibit 4.2 in our Annual Report on Form 10-K, filed with the SEC on March 7, 2024.

We are also incorporating by reference into this prospectus any additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents that we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this registration statement are terminated shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You should direct any requests for documents to the following address or telephone number:

Ring Energy, Inc.
Attention: Secretary
1725 Hughes Landing Boulevard, Suite 900
The Woodlands, Texas 77380
(281) 397-3699

    You should rely only on the information contained or incorporated by reference into this prospectus or in any prospectus supplement.  We have not authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted.

RING ENERGY, INC.

6,452,879 Shares
Common Stock

PROSPECTUS

May 2, 2025